INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

Value Advisors LLC
c/o PIMCO Funds Distribution Company
2187 Atlantic Street
Stamford, Connecticut 06902


	         , 1997



OpCap Advisors
Oppenheimer Tower
One World Financial Center
200 Liberty Street
New York, New York  10281

Dear Sirs:

	This will confirm the agreement between the undersigned (the "Investment Manager") and you (the "Investment Adviser") as follows:
	1.	  The Investment Manager has been employed by
Municipal Advantage Fund Inc. (the "Fund") pursuant to a management agreement
dated, 1997 (the "Management Agreement").   The Fund is a closed-end,
diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objective and limitations specified in the Fund's Articles of Incorporation, as amended from time to time (the
"Articles"), in the Registration Statement on Form N-2, as in effect from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") by the Fund under the 1940 Act and the Securities
Act of 1933, as amended, and in such manner and to such extent as may from time to time be authorized by the Board of Directors of the Fund. Copies of the documents referred to in the preceding sentence have been furnished to the Investment Adviser. Any amendments to these documents shall be furnished to the Investment Adviser.


	2.	  The Investment Manager employs the Investment Adviser,
subject to the direction and control of the directors of the Fund, including without limitation any approval of the directors of the Fund required by the 1940 Act, to (a) make, in consultation with the Investment Manager and the Fund's Board of Directors, investment strategy decisions for the Fund,
(b) manage the investing and reinvesting of the Fund's assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund,
(d) provide research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objective and limitations of the Fund and (e) provide the following services for the Fund:
(A) compliance with the rules and regulations of the SEC, including record keeping, reporting requirements and preparation of registration statements and proxies; (B) supervision of Fund operations, including coordination of functions of the transfer agent, custodian, accountants, counsel and other parties performing services or operational functions for the Fund,
(C) administrative and clerical services, including accounting services and maintenance of books and records; and (D) services to Fund shareholders, including responding to shareholder inquiries and maintaining a flow of information to shareholders. The Investment Adviser shall have the sole ultimate discretion over investment decisions for the Fund.

	3.	  (a)  The Investment Adviser shall, at its expense,
provide the Fund with office space, office facilities and personnel reasonably necessary for performance of the services to be provided by the Investment Adviser pursuant to this Agreement.

		(a)	  Except as provided in subparagraph 3.(a) hereof
and Section 1 of the Management Agreement between the Fund and the Investment Manager, the Fund shall be responsible for all of the Fund's expenses and liabilities, including organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Investment Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses incurred in connection with listing the Fund's shares on any stock exchange; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians, sub-custodians, registrars, transfer agents, dividend-paying agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund's portfolio securities; fees and expenses of non-interested directors; travel expenses or an appropriate portion thereof of directors and officers of the Fund who are directors, officers or employees of the Investment Adviser or the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committee thereof; costs of shareholders meetings; insurance; interest; brokerage costs; expenses in connection with the offering and issuance of and, if applicable, auctions of any shares of preferred stock issued by the Fund; litigation and other extraordinary or non-recurring expenses.

	4.	  The Investment Adviser shall make investments for the
Fund's account in accordance with the investment objective and limitations set forth in the Articles, the Registration Statement, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies and policy decisions adopted by the Fund's Board of Directors from time to time. The Investment Adviser shall advise the Fund's officers and Board of Directors, at such times as the Fund's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Fund's officers or Board of Directors, supply the reasons for making such investments.

	5.	  The Investment Adviser may contract with or consult with
such banks, other securities firms, brokers or other parties, without additional expense to the Fund, as it may deem appropriate regarding investment advice, research and statistical data, clerical assistance, accounting services or otherwise.

	6.	  The Investment Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Investment Adviser or the Investment Manager or any of their affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Investment Adviser is further authorized, to the extent permitted by applicable law, to select brokers affiliated with the Investment Adviser or the Investment Manager for the execution of trades for the Fund.

	7.	  The Investment Adviser is authorized, for the purchase
and sale of the Fund's portfolio securities, to employ such dealers and brokers as may, in the judgment of the Investment Adviser, implement the policy of the Fund to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Investment Adviser is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Investment Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Adviser. It is understood that the expenses of the Investment Adviser will not necessarily be reduced as a result of the receipt of such information or research.

	8.	  In consideration of the services to be rendered by the
Investment Adviser under this agreement, the Investment Manager shall pay the Investment Adviser a monthly fee in United States dollars on the fifth business day of each month for the previous month at an annual rate of .36% of the Fund's average weekly net assets (i.e. the average weekly value of the
 Fund's assets less its liabilities exclusive of common and preferred stock and surplus). If the fee payable to the Investment Adviser pursuant to this paragraph 8 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

	9.	  The Investment Adviser represents and warrants that it
is duly registered and authorized as an investment adviser under the 1940 Act, and the Investment Adviser agrees to maintain effective and requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

	10.	  The Investment Adviser shall exercise its best judgment in rendering the services in accordance with the terms of this agreement. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund or the Investment Manager in connection with the matters to which this agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Fund or the Investment Manager to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this agreement ("disabling conduct"). The
Fund will indemnify the Investment Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Investment Adviser. Indemnification pursuant to the foregoing sentence shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Investment Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification.

	11.	  This agreement shall continue in effect until
        , 1999 and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Fund's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Fund's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Fund's entire Board of Directors or by the Investment
 Manager or the Investment Adviser on 60 days' written notice to each party hereto. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This agreement may only be terminated in accordance with the provisions of this paragraph 11; provided, however, that nothing contained in this agreement shall prohibit the ability of the Investment Manager, in the exercise of its fiduciary duty, to recommend to the Fund that the Fund take action to terminate this agreement as provided in this paragraph 11.

	12.	  Nothing herein shall be deemed to limit or restrict the
right of the Investment Adviser, or any affiliate of the Investment Adviser, or any employee of the Investment Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. Nothing herein shall be construed as constituting the Investment Adviser an agent of the Investment Manager or of the Fund.

	13.	  This Agreement shall be governed by the laws of the State
of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

	14.	  Notices.  Any notice hereunder shall be in writing and
shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

		If to the Investment Adviser:

			OpCap Advisors
			Oppenheimer Tower
			One World Financial Center
			200 Liberty Street
			New York, New York  10281
			Tel:(212) 667-7422
			Fax:(212) 667-4846
			Attn: Bernard Garil, President

		If to the Investment Manager:

			Value Advisors LLC
			c/o PIMCO Funds Distribution Company
			2187 Atlantic Street
			Stamford, Connecticut 06902
			Tel: (203) 352-4900
			Fax: (203) 352-4919
			Attn: Newton Schott

or to such other address as to which the recipient shall have informed the other party in writing.

	Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by telex or facsimile and mail, on the date on which such telex or facsimile is sent.

	15.	  Counterparts.  This agreement may be executed in two
or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

	If the foregoing correctly sets forth the agreement between the Investment Manager and the Investment Adviser, please so indicate by signing and returning to the Investment Manager the enclosed copy hereof.

					Very truly yours,

					VALUE ADVISORS LLC


					By:________________________
							   Name:
							   Title:


ACCEPTED:

OPCAP ADVISORS


By:___________________________
   Name:
   Title:


Municipal Advantage Fund Inc. hereby
acknowledges and agrees to the
provisions of subparagraph 3.(b)
and paragraph 10 of this agreement.

MUNICIPAL ADVANTAGE FUND INC.


By:___________________________
   Name:
   Title:
??







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